Exhibit 99.1

Steinhart Elected to TXI Board of Directors

DALLAS, JANUARY 17, 2007 -- Dallas-based Texas Industries (NYSE: TXI) announced today that Ronald G. Steinhart has been elected to its Board of Directors. A certified public accountant, Steinhart currently serves as a Director of United Auto Group, Inc. and Penson Worldwide, Inc. and as a Trustee of MFS/Compass Group of mutual funds. Previously, he held CEO, President and COO positions with Commercial Banking Group of Bank One Corporation. He retired from Bank One Corporation in January 2000.

“I am delighted that Ron is joining our Board,” stated Robert D. Rogers, TXI Chairman. “His integrity, insight, and judgment will serve the Shareholders well.”

Steinhart has held numerous leadership positions in the banking industry and civic groups on the local, state and national level. In May 2002, President Bush appointed Steinhart a Member of the United States Holocaust Memorial Council, overseeing the U.S. Holocaust Memorial Museum.

In 2005, Texas Governor, Rick Perry appointed Steinhart a member of the bipartisan Texas Tax Reform Commission that recommended changes to the state tax system to fund schools, which was adopted by the Legislature. Steinhart is also Director of the State Fair of Texas, Dallas Museum of Art and the Dallas Center for the Performing Arts.

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Steinhart has been installed in both the Dallas Business Hall of Fame and the McCombs School of Business Hall of Fame at his alma mater, the University of Texas.

Ronald Steinhart resides in Dallas with his wife, Phyllis.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

TXI shares are traded on the New York Stock Exchange under the symbol “TXI”.

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